Filed pursuant to Rule 433

Free Writing Prospectus dated May 7, 2024

Registration Statement No.: 333-272200

CVS HEALTH CORPORATION

Pricing Term Sheet—May 7, 2024

$1,000,000,000 5.400% Senior Notes due 2029

$1,000,000,000 5.550% Senior Notes due 2031

$1,250,000,000 5.700% Senior Notes due 2034

$750,000,000 6.000% Senior Notes due 2044

$1,000,000,000 6.050% Senior Notes due 2054

Issuer:	CVS Health Corporation (the “Issuer”)

Description of Securities:

$1,000,000,000 5.400% Senior Notes due 2029 (the “2029 Notes”)

$1,000,000,000 5.550% Senior Notes due 2031 (the “2031 Notes”)

$1,250,000,000 5.700% Senior Notes due 2034 (the “2034 Notes”)

$750,000,000 6.000% Senior Notes due 2044 (the “2044 Notes”)

$1,000,000,000 6.050% Senior Notes due 2054 (the “2054 Notes” and, together with the 2029 Notes, the 2031 Notes, the 2034 Notes and the 2044 Notes, the “Notes”)

Maturity Date:	June 1, 2029 for the 2029 Notes June 1, 2031 for the 2031 Notes June 1, 2034 for the 2034 Notes June 1, 2044 for the 2044 Notes June 1, 2054 for the 2054 Notes

Settlement Date:	May 9, 2024 (T+2)

Issue Price:

99.903% of principal amount for the 2029 Notes

99.926% of principal amount for the 2031 Notes

99.926% of principal amount for the 2034 Notes

99.395% of principal amount for the 2044 Notes

99.350% of principal amount for the 2054 Notes

Coupon:	5.400% for the 2029 Notes 5.550% for the 2031 Notes 5.700% for the 2034 Notes 6.000% for the 2044 Notes 6.050% for the 2054 Notes

Benchmark Treasury:

2029 Notes: 4.625% UST due April 30, 2029

2031 Notes: 4.625% UST due April 30, 2031

2034 Notes: 4.000% UST due February 15, 2034

2044 Notes: 4.500% UST due February 15, 2044

2054 Notes: 4.750% UST due November 15, 2053

Benchmark Treasury Price and Yield:	2029 Notes: 100-21 3⁄4; 4.471% 2031 Notes: 100-31; 4.462% 2034 Notes: 96-12+; 4.459% 2044 Notes: 97-13; 4.702% 2054 Notes: 102-14+; 4.597%

Spread to Benchmark Treasury:	2029 Notes: +95 basis points (0.95%) 2031 Notes: +110 basis points (1.10%) 2034 Notes: +125 basis points (1.25%) 2044 Notes: +135 basis points (1.35%) 2054 Notes: +150 basis points (1.50%)

Yield to Maturity:	2029 Notes: 5.421% 2031 Notes: 5.562% 2034 Notes: 5.709% 2044 Notes: 6.052% 2054 Notes: 6.097%

Interest Payment Dates:

2029 Notes: Semiannually on June 1 and December 1, commencing on December 1, 2024

2031 Notes: Semiannually on June 1 and December 1, commencing on December 1, 2024

2034 Notes: Semiannually on June 1 and December 1, commencing on December 1, 2024

2044 Notes: Semiannually on June 1 and December 1, commencing on December 1, 2024

2054 Notes: Semiannually on June 1 and December 1, commencing on December 1, 2024

Record Dates:	2029 Notes: May 15 and November 15 2031 Notes: May 15 and November 15 2034 Notes: May 15 and November 15 2044 Notes: May 15 and November 15 2054 Notes: May 15 and November 15

Optional Redemption Provisions:

2029 Notes: Prior to May 1, 2029 (one month prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points. On or after May 1, 2029, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2031 Notes: Prior to April 1, 2031 (two months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or after April 1, 2031, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2034 Notes: Prior to March 1, 2034 (three months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or after March 1, 2034, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2044 Notes: Prior to December 1, 2043 (six months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after December 1, 2043, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2054 Notes: Prior to December 1, 2053 (six months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after December 1, 2053, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

Change of Control:	Upon certain change of control events, the Issuer will be required to make an offer to purchase the Notes in cash at a price equal to 101% of their aggregate principal amount.

Joint Book-Running Managers:	BOFA SECURITIES, INC. BARCLAYS CAPITAL INC. GOLDMAN SACHS & CO. LLC J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

Co-Managers:

CITIGROUP GLOBAL MARKETS INC.

MIZUHO SECURITIES USA LLC

RBC CAPITAL MARKETS, LLC

TRUIST SECURITIES, INC.

UBS SECURITIES LLC

U.S. BANCORP INVESTMENTS, INC.

BNY MELLON CAPITAL MARKETS, LLC

FIFTH THIRD SECURITIES, INC.

MORGAN STANLEY & CO. LLC

PNC CAPITAL MARKETS LLC

SMBC NIKKO SECURITIES AMERICA, INC.

ICBC STANDARD BANK PLC[1]

KEYBANC CAPITAL MARKETS INC.

LOOP CAPITAL MARKETS LLC

TD SECURITIES (USA) LLC

AMERICAN VETERANS GROUP, PBC

MFR SECURITIES, INC.

CUSIP Number:	2029 Notes: 126650EB2 2031 Notes: 126650EC0 2034 Notes: 126650ED8 2044 Notes: 126650EE6 2054 Notes: 126650EF3

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[1]

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Changes to Preliminary Prospectus Supplement

Other Relationships

The following paragraph shall replace the second paragraph under the heading “Underwriting—Other Relationships”

in the Preliminary Prospectus Supplement:

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates are holders of our senior notes that mature in 2024 and as a result, may receive a portion of the proceeds of the offering. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is acting as Trustee, Registrar and Paying Agent in the offering.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com, Barclays Capital Inc. by calling toll-free 1-888-603-5847, Goldman Sachs & Co. LLC by calling 1-866-471-2526, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 and Wells Fargo Securities, LLC by calling toll-free 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.